                               COMPLETION GUARANTY

     This Completion Guaranty (this "Agreement") dated as of March 23, 1998 is entered into by Peter A. Morton ("Completion Guarantor") in favor of (a) Bank of America National Trust and Savings Association, as Administrative Agent under the Loan Agreement described below, and for the benefit of the Lenders party to the Loan Agreement from time to time, and (b) First Trust National Association, as Trustee (the "Trustee") under the Indenture described below for the benefit of the holders from time to time of the Senior Subordinated Notes referred to below (the "Noteholders"). The parties hereto agree with reference to the following facts:

                                    RECITALS

     A. Concurrently herewith, the Administrative Agent is entering into a Loan Agreement of even date herewith (the "Loan Agreement") with Hard Rock Hotel, Inc., a Nevada corporation ("Borrower"), pursuant to which Bank of America National Trust and Savings Association and each Lender which may hereafter become a party to such Loan Agreement will make Loans to Borrower. The initial amount of the lending commitment under the Loan Agreement is $67,000,000.

     B. Borrower has agreed to use the Loans under the Loan Agreement for the purposes described in Section 5.9 thereof, including financing for the construction of the Proposed Expansion described below.

     C. Borrower is concurrently issuing $120,000,000 aggregate principal amount of 9 1/4 % senior subordinated notes due 2005 (the "Senior Subordinated Notes") pursuant to an Indenture dated as of March 23, 1998 between Borrower and the Trustee (the "Indenture").

     D. Completion Guarantor is executing this Agreement to induce the Lenders to make Loans to Borrower under the Loan Agreement and in order to induce the Noteholders to purchase the Senior Subordinated Notes.

     NOW THEREFORE, Completion Guarantor hereby agrees as follows:

     1. DEFINITIONS. This Agreement is the Completion Guaranty referred to in the Loan Agreement and the Indenture and is one of the Loan Documents referred to in the Loan Agreement. Capitalized terms used but not defined in this Agreement are used with the meanings set forth for those terms in the Loan Agreement (without regard to any amendments after the date hereof). In addition, the following terms are used with the meanings set forth after each:

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     "BENEFICIARIES" means, collectively, (a) the Administrative Agent, for the benefit of itself and the Lenders under the Loan Agreement, and (b) the Trustee for the benefit of itself (in its capacity as trustee) and the Noteholders.

     "BUDGET" means the construction budget attached hereto as Exhibit A, together with any changes hereafter agreed upon by the parties hereto in writing.

     "CAPITAL CONTRIBUTIONS" has the meaning set forth in Section 2(b) hereof.

     "COMPLETION" and "COMPLETE" mean, when modifying the Proposed Expansion, that (a) the Proposed Expansion, and all related amenities described on Exhibit C, are substantially completed in accordance with applicable Laws and the Plans, and at an aggregate cost not exceeding the Budget plus the amount of all Capital Contributions, (b) the Proposed Expansion and such amenities are open and ready to accommodate hotel guests and gaming patrons, (c) a certificate of occupancy has been issued with respect to the Proposed Expansion together with any permits required for the operation of the Proposed Expansion under applicable Gaming Laws, and (d) that the Proposed Expansion is free and clear of all Liens (other than Permitted Encumbrances and those described in Schedule B to the Title Policy and other Liens permitted under the Indenture which are approved in writing by the Administrative Agent in its sole discretion).

     "COMPLETION DATE" means August 1, 1999, PROVIDED that if a Force Majeure Event occurs during the period between the Closing Date and August 1, 1999, the Completion Date shall be extended one day for each day during which any Force Majeure Event has occurred and remains continuing.

     "FORCE MAJEURE EVENT" means the occurrence of any strikes, lockouts or other labor trouble; the occurrence of fire, flood, earthquake, tornado, sandstorm or other casualty; governmental preemption; breakdown, accident or other acts of God; acts of war, insurrection, civil strife and commotion; any enactment, promulgation or amendments of any statute, rule, order or regulation of any legislature or governmental agency or any department or subdivision thereof; any litigation not caused by Borrower, Completion Guarantor or their respective Affiliates; or any other event that occurs after the date of this Agreement that is outside the control of Borrower or Completion Guarantor (excluding any event or circumstance which with reasonable diligence or investigation is foreseeable as of the date of this Agreement); in each such case which shall make it physically impossible, unlawful or commercially impracticable to continue construction of or Complete the Proposed Expansion; PROVIDED, however, that the following shall not constitute Force Majeure Events: any increase in the Budget to an amount in excess of $87,000,000 as a result of (i) any condition, defect, or physical circumstance of the land, buildings or improvements which either now exists or which results from the demolition, development or construction of the Hard Rock Hotel or the Proposed Expansion which should have been known or discovered with the exercise of reasonable diligence or investigation, including errors, omissions or defects in construction, plans or development, (ii) the completion or amendment of the Plans after the date hereof not approved by the Administrative
     Agent with the consent of the Requisite Lenders (or, to the extent that such amendments materially change the requirements of Exhibit C hereto, the Trustee on behalf of the majority of the Noteholders) or omissions or defects in the construction plans in existence on the date hereof, (iii) increase in the cost of labor, materials and equipment as the result of ordinary cyclical or seasonal forces, or general inflation,
     (iv) any failure of any contractor or subcontractor, vendor or other supplier that itself is not caused by a Force Majeure Event to perform at the times, at the price or in the manner contracted for or to adhere to the Plans, or (v) any defects, errors or omissions in any construction contract, subcontract, supply contract, or the Budget.

     "INSOLVENCY PROCEEDING" means a proceeding under any Debtor Relief Law, including without limitation any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.

     "LOANS" means, collectively, any cash loans made to Borrower pursuant to the Loan Agreement, together with any letters of credit and other credit accommodations granted to Borrower by the Administrative Agent or any Lender pursuant to the terms of the Loan Documents.

     "OBLIGATIONS" means, collectively, the obligations and indebtedness of Borrower to the Beneficiaries under the Loan Agreement, the Loan Documents referred to therein, and the Indenture.

     "PERSONAL LINE OF CREDIT" means the personal line of credit established in favor of the Completion Guarantor by the Administrative Agent by its Private Banking - Century City Unit pursuant to that certain, as at any time amended or replaced.

     "PLANS" means the construction plans attached hereto as Exhibit B, together with any changes hereafter agreed upon by the parties hereto in writing.

     "PROPOSED EXPANSION" has the meaning set forth in the Loan Agreement, as the same may be amended from time to time with the consent of the Requisite Lenders thereunder, PROVIDED THAT in the event that the Loan Agreement is terminated, "Proposed Expansion" means the proposed expansion of the Hard Rock Hotel with the amenities described on Exhibit C hereto or amenities which are not materially different therefrom. Notwithstanding the foregoing, no amendment to such definition which materially changes the requirements set forth on Exhibit C shall affect or modify the rights and remedies of the Trustee under this Agreement without its prior written consent.

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     "SUBJECT PROPERTY" means the Property subject to the Deed of Trust described in the Loan Agreement.

     "TITLE POLICY" means the ALTA lenders policy of title insurance issued to the Administrative Agent as of the Closing Date.

     2.   COMPLETION GUARANTY.  Subject to the limitations set forth in
Section 3, Completion Guarantor hereby guarantees and agrees as follows:

          (a) Completion Guarantor absolutely, irrevocably and unconditionally guarantees to the Beneficiaries that:

               (i) Completion Guarantor shall cause Borrower to Complete the construction of the Proposed Expansion not later than the Completion Date and, during the pendency of any Force Majeure Event, shall use its best efforts to remove and ameliorate the circumstances giving rise to the Force Majeure Event (PROVIDED that, to the extent that the Proposed Expansion is otherwise Complete Completion Guarantor shall not be deemed in default of this clause (i) by reason of his inability to demonstrate the absence of prohibited Liens for 120 days, provided that no such Liens are of record); and

               (ii) Completion Guarantor shall cause the Completion of the Proposed Expansion for an aggregate cost which is not in excess of that set forth in the Budget PLUS the amount of any Capital Contributions actually made by Completion Guarantor in accordance with this Agreement.

          (b) In the event that the Proposed Expansion is otherwise Complete, but has been Completed for a cost which is in excess of the aggregate cost set forth in the Budget, then Completion Guarantor shall promptly, and in any event within five days following a request by either Beneficiary, purchase either (i) preferred stock of Borrower having the characteristics described on Exhibit D hereto, or (ii) junior subordinated Indebtedness of Borrower of the type described in Section 6.10(g) of the Loan Agreement and having the characteristics described on Exhibit D hereto, PROVIDED that such Indebtedness may be incurred by Borrower only if Borrower is unable to obtain approval from the appropriate Gaming Authorities for the issuance of the preferred stock contemplated by clause
     (i), in each case in an amount which is equal to such excess (the "Capital Contributions"), or (ii) reimburse either Beneficiary (or pay third parties designated by the Beneficiaries directly), at such Beneficiary's discretion, for all costs of third parties actually incurred which are required to be paid for by the Completion Guarantor hereunder (and, in the case of any such reimbursement, Completion Guarantor shall be deemed to have made a Capital Contribution in an amount equal to the reimbursed amount).

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          (c)  Completion Guarantor shall, within 90 days following the
     Completion Date, cause Commonwealth Land Title Company (or its successors) to issue an endorsement reasonably acceptable to the Administrative Agent assuring the absence of all materialmens', contractors, and all other Liens other than those set forth on Schedule B to the Title Policy as of the date hereof, Permitted Encumbrances and other Liens permitted under the Indenture which are approved in writing by the Administrative Agent in its sole discretion.

          (d) Completion Guarantor shall indemnify the Beneficiaries from any loss, cost, damage or expense (including reasonable attorneys fees) which may be caused by its failure to perform its obligations under this Section 2 or the other provisions of this Agreement.

     3. LIMITATION AS TO AMOUNT. The liability of Completion Guarantor hereunder shall be limited to the principal amount of $10,000,000, PLUS the amount of any increase to the amount of the Budget hereafter approved in writing by Completion Guarantor (and, to the extent then required by the Loan Agreement or the Indenture, the approval of the relevant Beneficiaries thereunder), PLUS interest at the Default Rate from the date of any demand for payment hereunder through the date of such payment, PLUS any costs and expenses of the type contemplated by Section 22 (without duplication as to amounts under that Section). If Borrower proposes to amend the Budget in accordance with Section
6.17 of the Loan Agreement, Completion Guarantor shall promptly and in any event within five Banking Days deliver a writing acceptable to the Administrative Agent consenting to such change, and affirming the corresponding increase to the limitation of his liability hereunder. Completion Guarantor hereby agrees that the Administrative Agent may establish, and maintain while this Completion Guaranty is in effect, a reserve of $10,000,000 against the Personal Line of Credit, and ten Business Days following any demand for payment hereunder, that the Administrative Agent (without limitation of the rights of the Administrative Agent hereunder) may debit the Personal Line of Credit in the amount of the required payment, and may either advance such funds to Borrower (as Capital Contributions on behalf of the Completion Guarantor) or as deemed Capital Contributions in accordance with Section 2(b)(ii).

     4. AVAILABILITY OF LOAN FUNDS. In the event that the Administrative Agent has sent Completion Guarantor written notice to perform its obligations under Section 2 above, the Lenders shall continue to make undisbursed Loans available to Borrower to the extent of the Commitment at the direction of Completion Guarantor for the purposes of Completing the Proposed Expansion and fulfilling its other obligations under this Agreement, so long as:

          (a)  Completion Guarantor is not in default under this Agreement;

          (b) Completion Guarantor cures any outstanding Defaults and Events of Default under the Loan Documents and thereafter performs all obligations assumed by it under this Agreement up to the time of the Completion of the Proposed Expansion; and

          (c) All conditions of the Loan Documents to the disbursement of Loans are satisfied.

Borrower consents to the arrangements set forth in this Section 4. The Trustee and the Noteholders shall have no rights under this Section 4.

     5. REMEDIES. If Completion Guarantor fails promptly to perform its obligations under this Agreement, the Beneficiaries shall have (in addition to their other rights and remedies specified hereunder) the following remedies (in the case of the Trustee, subject to the subordination provisions of the Indenture):

          (a) If they choose to do so in their sole discretion, the Beneficiaries may perform any or all of Completion Guarantor's obligations under this Agreement on Completion Guarantor's behalf. In any such event, Completion Guarantor shall reimburse the Beneficiaries immediately on demand for all reasonable costs and expenses, including reasonable attorneys' fees, that the Beneficiaries may incur in performing those obligations, together with interest on those sums from and after the dates they are incurred at the Default Rate.

          (b) In addition, the Beneficiaries may bring any action at Law or in equity or both on behalf of themselves, or commence any reference or arbitration proceeding to compel Completion Guarantor to perform its obligations under this Agreement, and to collect compensation for all loss, cost, damage, injury and expense which may be sustained or incurred by the Beneficiaries as a direct or indirect consequence of Completion Guarantor's failure to perform those obligations, including interest at the Default Rate. The Beneficiaries may from time to time bring such an action or commence such a reference or arbitration proceeding, regardless of whether they have first required performance by Borrower, or whether the Beneficiaries have exhausted any security for the Obligations.

          (c) The Beneficiaries may require Completion Guarantor to reimburse the Beneficiaries upon demand for all reasonable costs and expenses (including without limitation reasonable attorneys' fees and disbursements (including the allocated costs of any internal counsel to the Administrative Agent) incurred in connection with the enforcement of their respective rights under this Agreement or in connection with the removal of any Liens not permitted by Section 2(a) hereof and clause (d) of the definition of "Completion" (irrespective of whether the validity, priority or enforceability thereof has been adjudicated) to the extent that the Beneficiaries are not immediately paid the same by Borrower within any applicable periods of grace provided by the Loan Agreement and the Indenture;

PROVIDED THAT the obligations of Completion Guarantor shall be limited as set forth in Section 3.

     6. RIGHTS OF THE BENEFICIARIES. Completion Guarantor authorizes the Beneficiaries to perform any or all of the following acts at any time in their sole discretion, all without notice to Completion Guarantor and without affecting Completion Guarantor's obligations under this Agreement:

          (a) The Beneficiaries may alter any terms of the Indenture or of any of the Loan Documents to which Completion Guarantor is not a party, including renewing, compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the Obligations or any part of them.

          (b) The Beneficiaries may take and hold security for the Obligations or this Agreement, accept additional or substituted security for either, and subordinate, exchange, enforce, waive, release, compromise, fail to perfect and sell or otherwise dispose of any such security.

          (c) The Beneficiaries may direct the order and manner of any sale of all or any part of any security now or later to be held for the Obligations or this Agreement, and may also bid at any such sale.

          (d) The Beneficiaries may apply any payments or recoveries from Borrower, Completion Guarantor or any other source, and any proceeds of any security, to the Obligations in such manner, order and priority as they may elect, whether or not those obligations are guarantied by this Agreement or secured at the time of the application.

          (e) The Beneficiaries may release Borrower or any other Person from the portion of the Obligations held by them or any portion of them or any guaranty thereof.

          (f) The Beneficiaries may substitute, add or release any one or more guarantors or endorsers.

          (g) The Beneficiaries may extend other credit to Borrower in addition to the Obligations, and may take and hold security for the credit so extended, all without affecting Completion Guarantor's liability under this Agreement.

          (h) The Administrative Agent and the Lenders may change the terms or conditions of disbursement of the Loans in accordance with the terms of the Loan Agreement.

     7. AGREEMENT ABSOLUTE. Completion Guarantor agrees that until each and every term, covenant and condition of this Agreement is fully performed, Completion Guarantor shall not be released by or because of:

          (a) Any act or event which might otherwise discharge, reduce, limit or modify Completion Guarantor's obligations under this Agreement;

          (b) Any waiver, extension, modification, forbearance, delay or other act or omission of the Beneficiaries, or any failure to proceed promptly or otherwise as against Borrower, Completion Guarantor or any security or guarantor;

          (c) Any action, omission or circumstance which might increase the likelihood that Completion Guarantor may be called upon to perform under this Agreement or which might affect the rights or remedies of Completion Guarantor as against Borrower; or

          (d) Any dealings occurring at any time between Borrower and the Beneficiaries, whether relating to the Obligations or otherwise.

     Completion Guarantor hereby expressly waives and surrenders any defense to its liability under this Agreement based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Agreement that the obligations of Completion Guarantor under it shall be absolute and unconditional under any and all circumstances.

     8.   COMPLETION GUARANTOR'S WAIVERS.  Completion Guarantor waives:

          (a) All statutes of limitations as a defense to any action or proceeding brought against Completion Guarantor by the Beneficiaries, or either of them, to the fullest extent permitted by Law;

          (b) Any right it may have to require the Beneficiaries to proceed against Borrower, proceed against or exhaust any security held from Borrower, or pursue any other remedy in their power to pursue;

          (c) Any defense based on any claim that Completion Guarantor's obligations exceed or are more burdensome than those of Borrower;

          (d) Any defense based on: (i) any legal disability of Borrower, (ii) any release, discharge, modification, impairment or limitation of the liability of Borrower under the Loan Documents or the Indenture from any cause, whether consented to by the Beneficiaries or arising by operation of Law or from an Insolvency Proceeding, (iii) any rejection or disaffirmance of the Obligations or any security held for the Obligations, in any such Insolvency Proceeding and (iv) Completion Guarantor's rights under Nevada

     Revised Statutes ("NRS") 104.3605, Completion Guarantor specifically agreeing that this clause (iv) shall constitute a waiver of discharge under NRS 104.3605;

          (e) Any defense based on any action taken or omitted by the Beneficiaries in any Insolvency Proceeding involving Borrower, including any election to have a claim allowed as being secured, partially secured or unsecured, any extension of credit by the Beneficiaries, or any of them, to Borrower in any Insolvency Proceeding, and the taking and holding by the Beneficiaries of any security for any such extension of credit;

          (f) All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Agreement and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind except for any demand or notice expressly provided for in this Agreement;

          (g) Any defense based on or arising out of any defense that Borrower may have to the payment or performance of the Obligations or any portion of the Obligations; and

          (h) Any defense or benefit based on NRS 40.430 and judicial decisions relating thereto and NRS 40.451 ET SEQ. and judicial decisions relating thereto (to the fullest extent that the same may be waived under the NRS, Completion Guarantor agreeing that the waiver in this paragraph (h) is intended to take advantage of the two waivers permitted by NRS 40.495 to the maximum extent permitted under the NRS.

     9.   SUBROGATION AND OTHER RIGHTS.

          (a) Upon the occurrence of any Event of Default, the Beneficiaries may, in their sole discretion, without prior notice to or consent of Completion Guarantor: (i) foreclose either judicially or nonjudicially against any real or personal property security for the Obligations, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust the Obligations or any part thereof or make any other accommodation with Borrower or Completion Guarantor, or (iv) exercise any other remedy against Borrower or any security. No such action by the Beneficiaries shall release or limit the liability of Completion Guarantor, who shall remain liable under this Agreement after the action, even if the effect of the action is to deprive Completion Guarantor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Borrower for any sums paid to the Beneficiaries, whether contractual or arising by operation of Law or otherwise. Completion Guarantor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by the Beneficiaries or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Obligations.

          (b) Regardless of whether Completion Guarantor may have made any payments to the Beneficiaries, Completion Guarantor hereby defers and subordinates, until all obligations and indebtedness of Borrower to the Beneficiaries are paid in full and in cash: (i) all rights of subrogation, all rights of indemnity, and any other rights to collect reimbursement from Borrower for any sums paid to the Beneficiaries, whether contractual or arising by operation of Law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise, (ii) all rights to enforce any remedy that the Beneficiaries may have against Borrower, and (iii) all rights to participate in any security now or later to be held by the Beneficiaries.

          (c) To the extent permitted by applicable law (if at all), Completion Guarantor understands and acknowledges that if the Beneficiaries foreclose judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that Completion Guarantor may have to seek reimbursement, contribution or indemnification from Borrower or others based on any right Completion Guarantor may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by Completion Guarantor under this Agreement. Completion Guarantor further understands and acknowledges that in the absence of this Section 9, such potential impairment or destruction of Completion Guarantor's rights, if any, may entitle Completion Guarantor to assert a defense to this Agreement. By executing this Agreement, Completion Guarantor freely, irrevocably and unconditionally: (i) waives and relinquishes that defense and agrees that Completion Guarantor will be fully liable under this Agreement even though the Beneficiaries may foreclose judicially or nonjudicially against any real property security for the Obligations; (ii) agrees that Completion Guarantor will not assert that defense in any action or proceeding which the Beneficiaries may commence to enforce this Agreement; and (iii) acknowledges and agrees that the Beneficiaries are relying on this waiver in making the Obligations, and that this waiver is a material part of the consideration which they are receiving for making the Obligations.

     10. REVIVAL AND REINSTATEMENT. If the Beneficiaries are required to pay, return or restore to Borrower or any other person any amounts previously paid on the Obligations because of any Insolvency Proceeding of Borrower, any stop notice or any other reason, the obligations of Completion Guarantor shall be reinstated and revived and the rights of the Beneficiaries shall continue with regard to such amounts, all as though they had never been paid.

     11. INFORMATION REGARDING BORROWER AND THE SUBJECT PROPERTY. Before signing this Agreement, Completion Guarantor investigated the financial condition and business operations of Borrower, the present and former condition, uses and ownership of the Subject Property, and such other matters as Completion Guarantor deemed appropriate to assure itself of Borrower's ability to discharge its obligations under the Loan Documents. Completion Guarantor assumes full responsibility for that due diligence, as well as for keeping informed of all matters which may affect Borrower's ability to pay and perform its obligations to the Beneficiaries.
The Beneficiaries have no duty to disclose to Completion Guarantor any information which they may have or receive about Borrower's financial condition or business operations, the condition or uses of the Subject
Property, or any other circumstances bearing on Borrower's ability to perform its obligations to the Beneficiaries.

     12. SUBORDINATION. All rights of Completion Guarantor, whether now existing or later arising, to receive payment on account of any Capital Contribution (including interest thereon) or to receive Distributions from Borrower on account of the Capital Contributions, shall at all times be subordinate as to lien and right of payment and in all other respects to the full and prior repayment of the Obligations (in the case of subordination to the obligations under the Indenture, in the manner and to the extent set forth therein), PROVIDED that the right of Completion Guarantor to receive Supervisory Fees shall be excluded from this Section, and shall instead be subordinated in the manner, and to the extent, set forth in the Subordination Agreement described in the Loan Agreement and in the Indenture. Completion Guarantor shall not be entitled to enforce or receive payment of any sums hereby subordinated until the Obligations have been paid and performed in full and any such sums received in violation of this Agreement shall be received by Completion Guarantor in trust for the Beneficiaries.

     13.  FINANCIAL INFORMATION.   Within ninety days after the end of each
calendar year, Completion Guarantor shall deliver to the Administrative Agent a personal financial statement, including a balance sheet and statement of cash flows as of the last day of such calendar year and for the year then ended and a Liquidity Report in the form described in the Loan Agreement as of the date hereof. The Administrative Agent is authorized to distribute the Liquidity Reports to the Lenders but shall retain the confidentiality of the annual financial report in accordance with Section 11.14 of the Loan Agreement (but is authorized to describe any discrepancies between the Liquidity Report and such financial statements to the Lenders, without any liability for any failure to do
so). Completion Guarantor shall promptly provide the Administrative Agent with such other information concerning his affairs and properties as the Administrative Agent may reasonably request.

     14. COMPLETION GUARANTOR'S REPRESENTATIONS AND WARRANTIES. Completion Guarantor represents and warrants that:

          (a) This agreement is the valid and binding obligation of the Completion Guarantor, enforceable in accordance with its terms;

          (b) All financial statements and other financial information furnished (it being understood that no projections or other forward looking information have been provided by Completion Guarantor) or to be furnished to the Administrative Agent or the Lenders by Completion Guarantor are true and correct in all material respects and fairly represent the financial condition of Completion Guarantor (including all contingent liabilities);

          (c) There has been no material adverse change in Completion Guarantor's financial condition since the dates of the statements most recently furnished to the Administrative Agent; and

          (d) The execution, delivery and performance of this Agreement do not and will not (i) constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) any Lien with respect to, any material bond, note, debenture or other evidence of Indebtedness or any indenture, mortgage, deed of trust or other agreement or instrument to which Completion Guarantor is a party or bound, or to which any properties of Completion Guarantor may be subject, (ii) contravene any order of any court or governmental agency (including, without limitation, any gaming authority in any state of the United States or foreign country or body having jurisdiction over Completion Guarantor or any of its properties), or
     (iii) violate or conflict with any statute, rule or regulation or administrative or court decree applicable to Completion Guarantor or to which any of its properties may be subject.

     15. EVENTS OF DEFAULT. The Beneficiaries may declare Completion Guarantor to be in default under this Agreement upon the occurrence of any of the following events ("Events of Default"):

          (a) Completion Guarantor fails to perform any of its obligations under this Agreement; or

          (b) Completion Guarantor purports to revoke or rescind this Agreement, denies its continuing liability hereunder, or fails to reaffirm its obligations hereunder in writing within five days following a written request to do so by either Beneficiary; or

          (c) Any representation or warranty made or given by Completion Guarantor to the Beneficiaries proves to be false or misleading in any material respect as of the date when made or reaffirmed; or

          (d) Completion Guarantor becomes insolvent or the subject of any Insolvency Proceeding; or

          (e) Completion Guarantor dies or is declared incompetent by a court of competent jurisdiction;

and in any such case the Administrative Agent and the Trustee (in the case of the Trustee, subject to the terms of the subordination provisions of the Indenture) shall be entitled to exercise all remedies provided hereby.

     16.  REFERENCE AND ARBITRATION.

          (a) JUDICIAL REFERENCE. In any judicial action between or among the parties, including any action or cause of action arising out of or relating to this Agreement (including without limitation those based on or arising from an alleged tort), all decisions of fact and Law shall at the request of any party be referred to a referee. The parties shall designate to the court a referee or referee selected under the auspices of the American Arbitration Association ("AAA") in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced.

          (b) MANDATORY ARBITRATION. Any controversy or claim between or among the parties, including those arising out of or relating to this Agreement and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration, PROVIDED THAT this Section shall not limit the right of the Beneficiaries to proceed judicially to foreclosure under any document providing collateral security to them. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of Law provision in this Agreement, and under the Commercial Rules of the AAA. The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiffs, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (c)  REAL PROPERTY COLLATERAL.  Notwithstanding the provisions of
     Section 16(b), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation of Completion Guarantor or Borrower to the Beneficiaries which is secured by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined by reference as provided in Section 16(a).

          (d) PROVISIONAL REMEDIES, SELF-HELP AND FORECLOSURE. No provision of this Section 16 shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference.
     At the relevant Beneficiary's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

     17. ADDITIONAL AND INDEPENDENT OBLIGATION. Completion Guarantor's obligations under this Agreement are in addition to its obligations under the Make Well Agreement described in the Loan Agreement and any future agreements which may be entered into among Completion Guarantor and either Beneficiary. Completion Guarantor's obligations under this Agreement are independent of those of Borrower under the Loan Agreement, the other Loan Documents and the Indenture. The Beneficiaries may bring a separate action, or commence a separate reference or arbitration proceeding against Completion Guarantor without first proceeding against Borrower, any other person or any security that the Beneficiaries may hold, and without pursuing any other remedy. The rights under this Agreement shall not be exhausted by any action by the Beneficiaries until the Obligations have been paid and performed in full or the Proposed Expansion Completed in accordance with the terms hereof.

     18. NO WAIVER; CONSENTS; CUMULATIVE REMEDIES. Each waiver by the Beneficiaries must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay by the Beneficiaries in exercising or failure to exercise any right or remedy against Borrower, Completion Guarantor or any security. Consent by the Beneficiaries to any act or omission by Borrower or Completion Guarantor shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for their consent to be obtained in any future or other instance. All remedies of the Beneficiaries against Borrower and Completion Guarantor are cumulative.

     19. RELEASE. Completion Guarantor shall not be released from its obligations under this Agreement except by a writing signed by each of the Beneficiaries or upon the Completion of the Proposed Expansion. Upon Completion of the Proposed Expansion in accordance with the terms hereof, at the written request of Completion Guarantor, the Beneficiaries shall each execute a writing reasonably acceptable to the Completion Guarantor indicating the release of this Agreement.

     20. SUCCESSORS AND ASSIGNS; PARTICIPATIONS. The terms of this Agreement shall bind and benefit the legal representatives, successors and assigns of the Beneficiaries and Completion Guarantor; provided, however, that Completion Guarantor may not assign this Agreement, or assign or delegate any of its rights or obligations under this Agreement, without the prior written consent of the Beneficiaries in each instance. The Beneficiaries may sell or assign participations or other interests in the Obligations and their respective rights under this Agreement, in whole or in part, all without notice to or the consent of Completion Guarantor and without affecting Completion Guarantor's obligations under this Agreement. Subject to Section 11 hereof, without notice to or the consent of Completion Guarantor, the Beneficiaries may disclose any and all information in their possession concerning Completion Guarantor, this Agreement and any security for this Agreement to any actual or prospective purchaser of the Obligations or their rights hereunder or to any participant therein (provided in each case that such disclosure is subject to a written confidentiality agreement).

     21. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the local Laws of the State of Nevada without reference to the conflicts of laws or choice of laws provisions thereof.

     22. COSTS AND EXPENSES. If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Agreement, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees (including reasonably allocated costs for services of in-house counsel to the Administrative Agent) in the action or proceeding, in addition to costs and expenses otherwise allowed by Law. In all other situations, including any Insolvency Proceeding, Completion Guarantor agrees to pay all of the Beneficiaries' reasonable costs and expenses, including reasonable attorneys' fees (including reasonably allocated costs for services of their in-house counsel to the Administrative Agent) which may be incurred in any effort to collect or enforce the terms of this Agreement. From the time incurred until paid in full, all sums shall bear interest at the Default Rate.

     23. CONSIDERATION. Completion Guarantor acknowledges that it expects to benefit from the extension of the Obligations to Borrower because of its relationship to Borrower, and that it is executing this Agreement in consideration of that anticipated benefit.

     24. INTEGRATION; MODIFICATIONS. This Agreement (a) integrates all the terms and conditions mentioned in or incidental to this Agreement, (b) supersedes all oral negotiations and prior writings with respect to its subject matter, and (c) is intended by Completion Guarantor and the Beneficiaries as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and as the complete and exclusive statement of the terms agreed to by Completion Guarantor and the Beneficiaries with respect to the subject matter of this Agreement. No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in this Agreement.

     25. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO THE THIS

AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     26. NOTICES. Notices hereunder shall be in writing and shall be delivered in the manner prescribed for notices in the Loan Agreement to the address for each party set forth in the signature pages to this Agreement.

     27. MISCELLANEOUS. The illegality or unenforceability of one or more provisions of this Agreement shall not affect any other provision.

     28.  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     29. SEVERABILITY. The rights of the Administrative Agent and the Trustee hereunder are severable. No waiver, action or omission by the Administrative Agent shall affect the rights of the Trustee against the Completion Guarantor hereunder (subject to the subordination provisions of the Indenture). No waiver, action or omission by the Trustee shall affect the rights of the Administrative Agent against the Completion Guarantor hereunder.

     30. RIGHTS TO BE EXERCISED BY ADMINISTRATIVE AGENT AND TRUSTEE; RIGHTS OF TRUSTEE SUBORDINATED. The rights, benefits and privileges of the Beneficiaries hereunder shall be exercised on their behalf solely by the Administrative Agent and the Trustee (including their successors in such capacities), and neither the Lenders nor any Noteholder shall have any rights to directly enforce this Agreement against the Completion Guarantor. The rights and privileges of the Trustee under this Agreement are junior and subordinate to those of the Administrative Agent hereunder in the manner, and to the extent, set forth in the Indenture. No provision of this Agreement shall, as between the Trustee and the Administrative Agent, be construed in derogation of the subordination provisions of the Indenture.

     IN WITNESS WHEREOF, Completion Guarantor has executed this Agreement as of the date first written above.

                              /s/ Peter A. Morton
                              ------------------------------
                              Peter A. Morton, an individual

                              Address for Notices
                              Hard Rock Hotel and Casino
                              --------------------------------------------------
                              510 N. Robertson Blvd.
                              --------------------------------------------------
                              Los Angeles, CA 90045
                              --------------------------
                              Telephone  (310) 358-1710
                                        ---------------------------------
                              Telecopier (310) 652-8747
                                        ---------------------------------


Accepted:

BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION, as
Administrative Agent

By:  /s/ Scott Faber
   ------------------------------

Title: Vice President
      ---------------------------

Address for Notices:
555 South Flower Street, 11th Floor
Los Angeles, California 90071
Attn:  Agency Management Services
Telephone 213 228 9681
Telecopier 213 620 1398


FIRST TRUST NATIONAL ASSOCIATION, as Trustee


By: /s/ Richard H. Prokosch
   ------------------------------

Title: Assistant Vice President
      ---------------------------

Address for Notices:

180 East 5th Street
--------------------------------
St. Paul, MN 55101
--------------------------------

--------------------------------
Telephone  (612) 244-0721
          ----------------------
Telecopier (612) 244-0711
          ----------------------

By executing this Agreement in the space provided below, the Borrower consents to the terms hereof, and agrees that it shall not take any action which is in contravention of the terms of this Agreement.

HARD ROCK HOTEL, INC.

By:
   ------------------------------

Title:
      ---------------------------

                             Exhibit A - Budget
                             Exhibit B - Plans
                             Exhibit C - Material Features and Amenities
                             Exhibit D - Terms of Preferred Stock and Sub Debt